UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

NATIONAL HOME HEALTH CARE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-12927	22-2981141
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

700 White Plains Road, Suite 275, Scarsdale, New York	10583
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 722-9000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

        On May 24, 2007, National Home Health Care Corp. (the “Company”) issued a press release announcing that the special committee of the Company’s board of directors recommended unanimously to the board that, as a result of negotiations between representatives of the special committee and Premier Home Health Care Services, Inc. (“Premier”), the previously announced proposal from Premier for a merger at $12.75 per share in cash has matured into and now constitutes a “Superior Proposal” within the meaning of the Amended and Restated Agreement and Plan of Merger between the Company and affiliates of Angelo Gordon & Co. (the “Merger Agreement”). After receiving legal and financial advice, the Company’s board of directors unanimously accepted the recommendation of its special committee. Under the terms of the Merger Agreement, Angelo Gordon & Co. has the right to match the terms of the “Superior Proposal” within four (4) business days. The Company also announced that it anticipates adjourning its stockholders meeting which is currently scheduled for May 29, 2007. A copy of the press release is attached as Exhibit 99.1 hereto and the summary of the Premier proposal contained herein is qualified in its entirety by reference to said press release.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 24, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2007	NATIONAL HOME HEALTH CARE CORP. /s/ Robert P. Heller Name: Robert P. Heller Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated May 24, 2007.